Exhibit 99.2

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill A. Gilmer

Assistant Corp. Secretary

404-605-8614

Zep Inc. Announces New Board Member

Atlanta, GA, January 14, 2009 – Zep Inc. (NYSE:ZEP) is pleased to announce that O.B. Grayson Hall, Jr. was elected to the Company’s Board of Directors at its Annual Meeting of Stockholders held on January 8, 2009. Mr. Hall was elected to the class of directors whose terms expire at the 2012 annual meeting. Mr. Hall has served as the Senior Executive Vice President of the General Banking Group of Regions Financial Corporation since November 2006 and also serves as a member of its Executive Council.

“We are pleased to have someone with Mr. Hall’s financial background and leadership experience join our Board of Directors, and I look forward to gaining benefit of his advice in the future, especially as the Company pursues growth opportunities with resulting liquidity needs,” commented John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc.

In addition to Mr. Hall’s election, the stockholders re-elected J. Veronica Biggins to the class of directors whose terms expire at the 2012 annual meeting.

About Zep Inc.

Zep Inc., with fiscal year 2008 net sales of over $574 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional, Enforcer®, National Chemical®, and Selig®, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia. Visit the company’s website at www.zepinc.com.

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